Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q3 Results

Georgetown, Mass., November 1, 2012.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.6 million or $0.37 per diluted common share outstanding for its third quarter ended September 30, 2012, 6.6% higher than net income of $2.4 million or $0.35 per diluted common share outstanding for the same period in 2011.  Sales for the third quarter of 2012 were $32.0 million, 3.9% higher than 2011 third quarter sales of $30.8 million.  Net income for the nine-month period ended September 30, 2012, was $7.7 million or $1.09 per diluted common share outstanding, 4.8% higher than net income of $7.3 million or $1.05 per diluted common share outstanding for the same period of 2011.  Sales for the nine-month period ended September 30, 2012, were $97.6 million or 1.9% higher than sales of $95.8 million in the same period of 2011.

“I am pleased with our third quarter results, particularly our nearly 25% gain in operating income driven by improved gross margins,” said R. Jeffrey Bailly, Chairman & CEO.  “We’ve seen a dramatic increase in demand for our molded fiber solutions, due to innovative new designs that allow us to protect heavier products, thus expanding our market opportunities. With our new state-of-the art molded fiber equipment now online in Iowa, and more capacity coming in the fourth quarter, we are well positioned to meet this growing demand. Looking ahead, we also expect continued growth in our medical business, partially offset by anticipated softening demand in military applications.”

“In other news, we’ve decided to cease factory operations at our Ventura, California plant in the fourth quarter,” Bailly added.  “In keeping with our goal to improve efficiency by maintaining fewer, larger plants, we will consolidate the Ventura foam business into our nearby Rancho Dominguez plant and move its beauty business to our plant in El Paso, Texas.”

“We have also seen an uptick in potential acquisition activity,” said Bailly.  “We are in the early stages of reviewing several opportunities. With $31 million in cash as of the end of the third quarter and a strong balance sheet, we are positioned to respond quickly if we identify an appropriate strategic acquisition.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace & defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical and military markets, expectations regarding customer demand for the Company’s molded fiber product line, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product line, expectations regarding the manufacturing capacity of the Company’s new production equipment, anticipated advantages relating to the Company’s decision to cease operations at its Ventura, California plant and to consolidate manufacturing in other facilities, the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	30-Sep-12	30-Sep-11	30-Sep-12	30-Sep-11
Net sales	$31,967	$30,762	$97,592	$95,767
Cost of sales	22,741	22,278	69,474	68,478
Gross profit	9,226	8,484	28,118	27,289
SG&A	5,156	5,220	16,066	16,628
Gain on sale of assets	—	—	(12)	(834)
Operating income	4,070	3,264	12,064	11,495
Interest expense, other income & expenses	(14)	(6)	(45)	(19)
Income before income taxes	4,056	3,258	12,019	11,476
Income taxes	1,460	819	4,327	3,701
Net income from consolidated operations	2,596	2,439	7,692	7,775
Net income attributable to noncontrolling interests	—	(4)	—	(433)
Net income attributable to UFP Technologies, Inc.	$2,596	$2,435	$7,692	$7,342
Weighted average shares outstanding	6,721	6,511	6,668	6,457
Weighted average diluted shares outstanding	7,075	6,999	7,055	6,985
Per Share Data
Net income per share outstanding	$0.39	$0.37	$1.15	$1.14
Net income per diluted share outstanding	$0.37	$0.35	$1.09	$1.05

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Sep-12	31-Dec-11
	(unaudited)
Assets:
Cash	$31,155	$29,849
Receivables, net	16,968	15,619
Inventories	9,019	9,759
Other current assets	2,645	2,814
Net property, plant, and equipment	19,401	13,346
Other assets	8,340	8,334
Total assets	$87,528	$79,721
Liabilities and equity:
Short-term debt	$581	$581
Accounts payable	3,645	3,344
Other current liabilities	5,631	5,540
Long-term debt	5,203	5,638
Other liabilities	3,096	2,633
Total liabilities	18,156	17,736
Total equity	69,372	61,985
Total liabilities and stockholders’ equity	$87,528	$79,721